EXHIBIT 12

 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                                   Dividends

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Years ended December 31,                                          1993             1994           1995           1996       1997
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Net income before extraordinary item                             $11,197        $19,226         $33,127        $38,014     $70,199

Add:
  Portion of rents representative
    of the interest factor                                           143            177             201            257         412
  Interest on indebtedness                                        17,237         28,521          40,646         50,843      79,004
Adoption of SFAS No. 112 "Employers' Accounting
   for Postemployment Benefits"                                       --            450              --             --          --
                                                          -------------------------------------------------------------------------
    Earnings                                                     $28,577        $48,374         $73,974        $89,114    $149,615
                                                          =========================================================================

Fixed charges and preferred stock dividend:
  Interest on indebtedness                                       $17,237        $28,521         $40,646        $50,843     $79,004
  Capitalized interest                                                --             --              40            541       2,634
  Portion of rents representative
    of the interest factor                                           143            177             201            257         412
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     Fixed charges                                                17,380         28,698          40,887         51,641      82,050
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Add:
  Preferred stock dividend                                            --             --           6,637          9,713      17,345
                                                          -------------------------------------------------------------------------

     Combined fixed charges and preferred stock dividend         $17,380        $28,698         $47,524        $61,354     $99,395
                                                          =========================================================================

Ratio of earnings to fixed charges                                  1.64x          1.69x           1.81x          1.73x       1.82x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                                   1.64           1.69            1.56           1.45        1.51

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